Exhibit 3.2

RESTATED
CERTIFICATE OF INCORPORATION
OF
IKARIA, INC.
(Originally incorporated as ITL Holdings, Inc. on August 18, 2006)

ARTICLE I
NAME

The name of the Corporation is Ikaria, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington  19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred five million (505,000,000) shares, of which:

Five hundred million (500,000,000) shares, par value $0.01 per share, shall be shares of common stock, all of which shall be designated “Voting Common Stock” (the “Common Stock”); and

Five million (5,000,000)  shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”), of which one hundred (100) shares shall be designated “Series C-1A Special Voting Convertible Preferred Stock”; one hundred (100) shares shall be designated “Series C-1B Special Voting Convertible Preferred Stock”; one hundred (100) shares shall be designated “Series C-1C Special Voting Convertible Preferred Stock”; three hundred (300) shares shall be designated “Series C-2 Special Voting Convertible Preferred Stock”; three hundred (300) shares shall be designated “Series C-3 Special Voting Convertible Preferred Stock”; and three hundred (300) shares shall be designated “Series C-4 Special Voting Convertible Preferred Stock”.

ARTICLE V
COMMON STOCK

SECTION 1.           GENERAL.

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

SECTION 2.           DIVIDENDS.

Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

SECTION 3.           VOTING.

(a)           Subject to the rights of holders of Preferred Stock, if any, the holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the General Corporation Law of the State of Delaware.  There shall be no cumulative voting.

(b)           The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

SECTION 4.           LIQUIDATION.

In the event of a Liquidation, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

ARTICLE VI
PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the

Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

The rights, preferences and restrictions granted to and imposed on the Series C-1A Special Voting Convertible Preferred Stock, par value $0.01 per share (“C-1A Preferred”), the Series C-1B Special Voting Convertible Preferred Stock, par value $0.01 per share (“C-1B Preferred”), the Series C-1C Special Voting Convertible Preferred Stock, par value $0.01 per share (“C-1C Preferred” and together with the C-1A Preferred and C-1B Preferred, “C-1 Preferred”), the Series C-2 Special Voting Convertible Preferred Stock, par value $0.01 per share (“C-2 Preferred”), the Series C-3 Special Voting Convertible Preferred Stock, par value $0.01 per share (“C-3 Preferred”), and the Series C-4 Special Voting Convertible Preferred Stock, par value $0.01 per share (“C-4 Preferred” and, together with the C-1 Preferred, C-2 Preferred and C-3 Preferred, “Series C Preferred Stock”) are set forth below in Article VII.

ARTICLE VII
SERIES C PREFERRED STOCK

SECTION 1.           RANK.

The Series C Preferred Stock shall rank senior to the Common Stock with respect to rights on Liquidation.

SECTION 2.           DIVIDENDS.

The Series C Preferred Stock shall not be entitled to receive any dividends from the Corporation.

SECTION 3.           REDEMPTION.

The Corporation shall have no right to redeem any shares of Series C Preferred Stock, nor shall any holder thereof have the right to require the Corporation to redeem any such shares.

SECTION 4.           LIQUIDATION, DISSOLUTION OR WINDING UP.

(a)           In the event the Corporation shall (i) commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, (ii) consent to the entry of an order for relief in an involuntary case under any law referenced in clause (i) above or consent to the appointment of a receiver, liquidator, assignee, custodian, trustee, or other similar official, of the Corporation or of any substantial part of its property, (iii) make a general assignment for the benefit of its creditors, (iv) admit in writing its inability to pay its debts generally as they become due, (v) have a court of competent jurisdiction enter an order or decree, which has not been withdrawn, dismissed or reversed, that is for relief against the Corporation in an involuntary case under any law referenced in clause (i) above or to appoint a receiver, liquidator, assignee, custodian, trustee, or other similar official, of the Corporation or of any substantial part of its property, and any such order or decree remains unstayed and in effect for 60 consecutive days, or (vi) otherwise liquidate, dissolve or wind up (any such event, together with any event described in the final sentence of this Section 4(a), but subject to the proviso therein, a “Liquidation”), each holder of shares of C-l Preferred, C-2 Preferred, C-3 Preferred or C-4 Preferred shall be entitled to receive out of assets of the Corporation available for distribution to its stockholders, in preference to any distribution to holders of securities that are Junior Securities with respect to a Liquidation, an amount of cash with respect to each share of C-l Preferred, C-2 Preferred, C-3 Preferred or C-4 Preferred held by such holder equal to the Liquidation Preference.  For purposes of this Certificate of Incorporation, the sale, conveyance, exchange, lease, transfer or other disposition of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with or into one or more other entities (other than a wholly owned Subsidiary of the Corporation) shall be deemed to be a Liquidation; provided that any transaction in which the stockholders of the Corporation immediately prior to such transaction own shares representing more than 50% of the voting power of the outstanding shares of the surviving or acquiring corporation following the transaction (taking into account only capital stock of the Corporation held by such stockholders prior to the transaction) shall not deemed to be a Liquidation.

(b)           No payment of the Liquidation Preference shall be made with respect to any share of C-1 Preferred,  C-2 Preferred, C-3 Preferred or C-4 Preferred unless and until the liquidation preferences payable with respect to any securities that are Senior Securities with respect to payments upon a Liquidation shall have been paid in full.  No full preferential payment on account of any Liquidation shall be made with respect to any class of securities that are Parity Securities with respect to payments upon a Liquidation unless the Liquidation Preference in respect of each share of Series C Preferred Stock shall likewise be paid at the same time in connection with such Liquidation.  If, upon any Liquidation, after the distribution of the liquidation preferences to any securities that are Senior Securities with respect to payments upon a Liquidation, the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable with respect to all of the outstanding shares of Series C Preferred Stock and the full liquidation payments payable with respect to any outstanding securities that are Parity Securities with respect to payments upon a Liquidation, then all such shares of Series C Preferred

Stock and such Parity Securities shall share ratably in such distribution of assets in accordance with the full respective preferential payments that would be payable on such shares of Series C Preferred Stock and such Parity Securities if all amounts payable thereon were payable in full.

(c)           After the payment to the holders of shares of Series C Preferred Stock of the full amount of any liquidating distribution to which they are entitled under this Section 4, the holders of Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)           Without limiting the voting rights, if any, of any holder of Series C Preferred Stock, the Corporation shall give the holders of the Series C Preferred Stock written notice at least 10 Business Days prior to the date on which the Corporation closes its books or takes a record, with respect to any Liquidation.

SECTION 5.           VOTING RIGHTS.

(a)           General.  No holder of Series C Preferred Stock shall be entitled to any voting rights, except as hereinafter provided in this Section 5 or as required by law.  Holders of Series C Preferred Stock shall be entitled to notice of all stockholders meetings to the extent provided by, and in accordance with the procedures set forth in the Corporation’s bylaws.

(b)           Voting Rights for Directors.

(i)            The C-1A Holders together with any C-1A Transferees, voting together as a separate class, shall be entitled to elect to the Board of Directors one individual (the “C-1A Director”), with all other stockholders of the Corporation specifically denied the right to nominate and elect the C-1A Director; provided, that from and after the first time that (x) the Common Stock then Beneficially Owned by the C-1 Holders plus (y) the Transferred Common Shares Beneficially Owned by the C-1 Transferees in the aggregate constitutes less than 15% of the Quarterly Outstanding Common Shares (the “C-1A Termination Time”), the holders of C-1A Preferred shall not have the right to elect a director under this subparagraph (b)(i).

(ii)           The C-1B Holders together with any C-1B Transferees, voting together as a separate class, shall be entitled to elect to the Board of Directors one individual (the “C-1B Director”), with all other stockholders of the Corporation specifically denied the right to nominate and elect the C-1B Director; provided, that from and after the first time that (x) the Common Stock then Beneficially Owned by the C-1 Holders plus (y) the Transferred Common Shares Beneficially Owned by the C-1 Transferees in the aggregate constitutes less than 5% of the Quarterly Outstanding Common Shares (the “C-1B Termination Time”), the holders of C-1B Preferred shall not have the right to elect a director under this subparagraph (b)(ii).

(iii)          The C-1C Holders together with any C-1C Transferees, voting together as a separate class, shall be entitled to elect to the Board of Directors one individual (the “C-1C Director”), with all other stockholders of the Corporation specifically denied the right to nominate and elect the C-1C Director; provided, that from and after the first time that (x) the C-1 Holders Beneficially Own no shares of Common Stock and (y) the C-1 Transferees Beneficially Own no Transferred Common Shares (the “C-1C Termination Time”), the holders of C-1C Preferred shall not have the right to elect a director under this subparagraph (b)(iii).

(iv)          The C-2 Holders, voting separately as a class, shall be entitled to elect to the Board of Directors one individual (the “C-2 Director”), with all other stockholders of the Corporation specifically denied the right to nominate and elect the C-2 Director; provided that, from and after the first time that the Common Stock then Beneficially Owned by the C-2 Holders constitutes less than 5% of the Quarterly Outstanding Common Shares (the “C-2 Termination Time”), the holders of C-2 Preferred shall not have the right to elect a director under this subparagraph (b)(iv).

(v)           The C-3 Holders, voting separately as a class, shall be entitled to elect to the Board of Directors one individual (the “C-3 Director”), with all other stockholders of the Corporation specifically denied the right to nominate and elect the C-3 Director; provided that, from and after the first time that the Common Stock then Beneficially Owned by the C-3 Holders constitutes less than 5% of the Quarterly Outstanding Common Shares (the “C-3 Termination Time”), the holders of C-3 Preferred shall not have the right to elect a director under this subparagraph (b)(v).

(vi)          The C-4 Holders, voting separately as a class, shall be entitled to elect to the Board of Directors one individual (the “C-4 Director”), with all other stockholders of the Corporation specifically denied the right to nominate and elect the C-4 Director; provided that, from and after the first time that the Common Stock then Beneficially Owned by the C-4 Holders constitutes less than 5% of the Quarterly Outstanding Common Shares (the “C-4 Termination Time”), the holders of C-4 Preferred shall not have the right to elect a director under this subparagraph (b)(vi).

(c)           Voting With Respect to Certain Matters.  In addition to any matters requiring a separate vote of the Applicable Series of the Series C Preferred Stock under applicable law, the Corporation shall not, without the prior written consent or approval of the holders of more than 50% of the issued and outstanding shares of the Applicable Series of the Series C Preferred Stock:

(i)            amend, repeal, or change the rights, preferences or privileges of the shares of the Applicable Series of the Series C Preferred Stock (as in effect immediately following the Effective Time) in any manner that would affect adversely the shares of the Applicable Series of the Series C Preferred Stock in a manner different from the effect on shares of the other classes or series of capital stock of the Corporation (including maintaining the seniority of the Series C Preferred Stock over certain other classes or series of capital stock of the Corporation, as set forth in the first sentence of Section 1 of this Article VII as in effect immediately following the Effective Time); or

(ii)           increase or decrease the total number of authorized shares of the Applicable Series of the Series C Preferred Stock.

(d)           Election Procedures.

(i)            The right of the respective holders of the Applicable Series of the Series C Preferred Stock to elect directors as described in Section 5(b) of this Article VII (including without limitation to fill any vacancy occurring in the office of any director elected pursuant to Section 5(b) of this Article VII) may be exercised either at a special meeting of the holders of the Applicable Series of the Series C Preferred Stock, at any annual meeting of stockholders of the Corporation held for the purpose of electing directors, or by written consent of the holders of the Applicable Series of the Series C Preferred Stock acting without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.  The term of office of any director elected by the holders of the Applicable Series of the Series C Preferred Stock pursuant to Section 5(b) of this Article VII shall terminate upon the election of his or her successor or upon his or her earlier death, resignation or removal as provided by Section 5(d)(ii) of this Article VII.

(ii)           Notwithstanding anything contained in the Certificate of Incorporation or bylaws of the Corporation, any director so elected pursuant to Section 5(b) of this Article VII may be removed without cause in accordance with Section 6 of Article XI only by the holders of the Applicable Series of the Series C Preferred Stock with respect to which such director was elected.  The right of the holders of the Applicable Series of the Series C Preferred Stock to remove directors without cause may be exercised at any special meeting of such holders or by a written consent of such holders acting without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

(iii)          In case of a vacancy occurring in the office of any director so elected pursuant to Section 5(b) of this Article VII, for whatever reason, the holders of the Applicable Series of the Series C Preferred Stock with respect which such director was elected may elect a successor to hold office for the unexpired term of such director.

(iv)          All actions taken by the holders of the Applicable Series of the Series C Preferred Stock under this Section 5 shall be taken by the affirmative vote, or by written consent, of the holders of more than 50% of the issued and outstanding shares of the Applicable Series of the Series C Preferred Stock.

(e)           Resignation Procedures.

(i)            Within five Business Days following the C-1A Termination Time, the C-1A Director shall offer to tender his or her resignation to the Board of Directors to be effective as of the date specified in such resignation, which shall be no later than the date of the next succeeding annual meeting of stockholders of the Corporation. The Board of Directors shall accept or reject such resignation, or take other action with respect to such resignation, within 90 days after the C-1A Termination Time. In addition, except as the Board of Directors may otherwise determine, the C-1A Director so tendering his or her resignation to the Board of Directors shall not stand for re-election at any annual or special meeting of stockholders of the Corporation.  None of the C-1A Director, the C-1B Director or the C-1C Director shall participate in the Board of Director’s determination with respect to the C-1A Director’s resignation or standing for re-election.

(ii)           Within five Business Days following the C-1B Termination Time, the C-1B Director shall offer to tender his or her resignation to the Board of Directors to be effective as of the date specified in such resignation, which shall be no later than the date of the next succeeding annual meeting of stockholders of the Corporation. The Board of Directors shall accept or reject such resignation, or take other action with respect to such resignation, within 90 days after the C-1B Termination Time. In addition, except as the Board of Directors may otherwise determine, the C-1B Director so tendering his or her resignation to the Board of Directors shall not stand for re-election at any annual or special meeting of stockholders of the Corporation.  None of the C-1A Director (if any), the C-1B Director or the C-1C Director shall participate in the Board of Director’s determination with respect to the C-1B Director’s resignation or standing for re-election.

(iii)          Within five Business Days following the C-1C Termination Time, the C-1C Director shall offer to tender his or her resignation to the Board of Directors to be effective as of the date specified in such resignation, which shall be no later than the date of the next succeeding annual meeting of stockholders of the Corporation. The Board of Directors shall accept or reject such resignation, or take other action with respect to such resignation, within 90 days after the C-1C Termination Time. In addition, except as the Board of Directors may otherwise determine, the C-1C Director so tendering his or her resignation to the Board of Directors shall not stand for re-election at any annual or special meeting of stockholders of the Corporation.  None of the C-1A Director (if any), the C-1B Director (if any) or the C-1C Director shall participate in the Board of Director’s determination with respect to the C-1C Director’s resignation or standing for re-election.

(iv)          Within five Business Days following the C-2 Termination Time, the C-2 Director shall offer to tender his or her resignation to the Board of Directors to be effective as of the date specified in such resignation, which shall be no later than the date of the next succeeding annual meeting of stockholders of the Corporation. The Board of Directors shall accept or reject such resignation, or take other action with respect to such resignation, within 90 days after the C-2 Termination Time. In addition, except as the Board of Directors may otherwise determine, the C-2 Director so tendering his or her resignation to the Board of Directors shall not stand for re-election at any annual or special meeting of stockholders of the Corporation.  The C-2 Director shall not participate in the Board of Director’s determination with respect to the C-2 Director’s resignation or standing for re-election.

(v)           Within five Business Days following the C-3 Termination Time, the C-3 Director shall offer to tender his or her resignation to the Board of Directors to be effective as of the date specified in such resignation, which shall be no later than the date of the next succeeding annual meeting of stockholders of the Corporation. The Board of Directors shall accept or reject such resignation, or take other action with respect to such resignation, within 90 days after the C-3 Termination Time. In addition, except as the Board of Directors may otherwise determine, the C-3 Director so tendering his or her resignation to the Board of Directors shall not stand for re-election at any annual or special meeting of stockholders of the Corporation.  The C-3 Director shall not participate in the Board of Director’s determination with respect to the C-3 Director’s resignation or standing for re-election.

(vi)          Within five Business Days following the C-4 Termination Time, the C-4 Director shall offer to tender his or her resignation to the Board of Directors to be effective as of the date specified in such resignation, which shall be no later than the date of the next succeeding annual meeting of stockholders of the Corporation. The Board of Directors shall accept or reject such resignation, or take other action with respect to such resignation, within 90 days after the C-4 Termination Time. In addition, except as the Board of Directors may otherwise determine, the C-3 Director so tendering his or her resignation to the Board of Directors shall not stand for re-election at any annual or special meeting of stockholders of the Corporation.  The C-4 Director shall not participate in the Board of Director’s determination with respect to the C-4 Director’s resignation or standing for re-election.

(f)            Number of Votes Per Share.  In connection with any right to vote as a single class pursuant to this Section 5, or on any matter required by law, each holder of shares of the Applicable Series of the Series C Preferred Stock shall have one vote for each share held.

SECTION 6.           CONVERSION.

(a)           Terms of Conversion.

(i)            Optional Conversion.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and from time to time, on the terms and conditions set forth in this Section 6, into 0.3333 fully paid and non-assessable shares of Common Stock.

(ii)           Automatic Conversion.

(1)           Each share of Series C Preferred Stock shall automatically, without any further action, convert into 0.3333 fully paid and non-assessable shares of Common Stock upon a Transfer of such share, other than (w) any Transfer by a Series C Initial Holder to an Affiliate of such Series C Initial Holder or by an Affiliate of a Series C Initial Holder back to such Series C Initial Holder or to another Affiliate of such Series C Initial Holder, (x) a Transfer by the C-1A Holders of all (and not less than all) shares of C-1A Preferred then outstanding when such shares are Transferred with at least 15,822,934 shares of Common Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock) that were issued upon conversion of the shares of Series B Preferred Stock originally purchased by the C-1 Initial Holders and that are Beneficially Owned by the C-1A Holders immediately prior to such Transfer, (y) a Transfer by the C-1B Holders of all (and not less than all) shares of C-1B Preferred then outstanding when such shares are Transferred with at least 15,822,934 shares of Common Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock) that were issued upon conversion of the shares of Series B Preferred Stock originally purchased by the C-1 Initial Holders and that are Beneficially Owned by the C-1B Holders immediately prior to such Transfer, or (z) a Transfer by the C-1C Holders of all (and not less than all) shares of C-1C Preferred then outstanding when such shares are Transferred with at least 15,822,934 shares of Common Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock) that were issued upon conversion of the shares of Series B Preferred Stock originally purchased by the C-1 Initial Holders and that are Beneficially Owned by the C-1C Holders immediately prior to such Transfer (any shares of Common Stock Transferred pursuant to clause (x), (y) or (x), “Transferred Common Shares”); provided that any such Transfer pursuant to clause (w), (x), (y) or (z) complies with the terms and conditions set forth in the Investor Stockholders Agreement.  Such conversion shall be deemed to occur at the time the Transfer of such shares occurs.

(2)           Each share of C-1A Preferred, C-1B Preferred, C-1C Preferred, C-2 Preferred, C-3 Preferred or C-4 Preferred, as applicable, shall automatically, without any further action, convert into 0.3333 fully paid and nonassessable shares of Common Stock at the C-1A Termination Time, the C-1B Termination Time, the C-1C Termination Time, the C-2 Termination Time, the C-3 Termination Time or the C-4 Termination Time, respectively.

(3)           Each share of Series C Preferred Stock held of record by an Affiliate of a Series C Initial Holder who is a natural person shall automatically, without any further action, convert into 0.3333 fully paid and nonassessable shares of Common Stock upon the death of such Affiliate, unless, upon the death of such Affiliate, such Series C Preferred Stock is Transferred to another Affiliate of the applicable Series C Initial Holder, in which event no such automatic conversion shall occur.

(4)           Each share of Series C Preferred Stock held of record by (i) any C-1A Holder, C-1B Holder or C-1C Holder that is not a C-1 Initial Holder shall automatically, without any further action, convert into 0.3333 fully paid and nonassessable shares of Common Stock on the fifth Business Day following the date on which such C-1A Holder, C-1B Holder or C-1C Holder, as applicable, ceases to be an Affiliate of a C-1 Initial Holder, unless prior to such fifth Business Day (or, if later, the fifth Business Day after receipt of any necessary regulatory approvals) such shares are Transferred to a C-1A Holder, C-1B Holder or C-1C Holder, respectively, provided, that during the applicable period, the holder of such C-1 Preferred may not exercise any rights to elect or remove directors pertaining to such shares, and (ii) any C-2 Holder, C-3 Holder or C-4 Holder that is not a C-2 Initial Holder, C-3 Initial Holder or C-4 Initial Holder, respectively, shall automatically, without any further action, convert into 0.3333 fully paid and nonassessable shares of Common Stock on the fifth Business Day following the date on which such C-2 Holder, C-3 Holder or C-4 Holder, as applicable, ceases to be an Affiliate of a C-2 Initial Holder, C-3 Initial Holder or C-4 Initial Holder, respectively, unless prior to such fifth Business Day (or, if later, the fifth Business Day after receipt of any necessary regulatory approvals) such shares are Transferred to a C-2 Holder, C-3 Holder or C-4 Holder, respectively, provided, that during the applicable period, the holder of such C-2 Preferred, C-3 Preferred or C-4 Preferred, as applicable, may not exercise any rights to elect or remove directors pertaining to such shares.

(5)           The Corporation may, from time to time, require that holders of shares of Series C Preferred Stock furnish affidavits or other proof to the Corporation as the Board of Directors reasonably deems necessary to verify the ownership of Series C Preferred Stock and to confirm that a conversion to Common Stock has not occurred.

(b)           Conversion Procedures.

(i)            The holder of any shares of Series C Preferred Stock may exercise its right to convert any or all such outstanding shares into shares of Common Stock at any time by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series C Preferred Stock to be converted, duly endorsed in blank, accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares in accordance with the provisions of this Section 6.

(ii)           As promptly as practicable, and in any event within two Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (x) certificates (which shall bear legends, if appropriate) registered in the name of such holder representing the number of shares of Common Stock to which the holder of shares of Series C Preferred Stock so converted shall be entitled and (y) if less than the full number of shares of Series C Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.  All shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be issued without charge to the holders of Series C Preferred Stock and upon issuance shall be fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances created, in each case, by the Corporation with respect to the issuance thereof.  Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. Shares of Series C Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued.

(iii)          The Corporation shall not close its books against the transfer of Series C Preferred Stock or of Common Stock issued or issuable upon conversion of Series C Preferred Stock in any manner which interferes with the timely conversion of Series C Preferred Stock.

(c)           Reservation of Shares.  The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Series C Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock, and shall take or cause to be taken all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series C Preferred Stock and to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or traded.

SECTION 7.           REACQUIRED SHARES.

Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more series.

ARTICLE VIII
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.  The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X
LIMITATION OF LIABILITY

Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

ARTICLE XI
BOARD OF DIRECTORS

SECTION 1.           MANAGEMENT.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this

Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 2.           ELECTION OF DIRECTORS.

(a)           Number of Directors.  The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, subject to the rights of holders of Preferred Stock, if any.  The Board of Directors may, by resolution of the Board of Directors, (i) decrease the number of directors comprising the Board of Directors, but not below the number of directors then in office and not below the number that would, prior to the C-1A Termination Time, C-1B Termination Time, C-1C Termination Time, C-2 Termination Time, C-3 Termination Time or C-4 Termination Time, as applicable, prevent the holders of C-1A Preferred, C-1B Preferred, C-1C Preferred, C-2 Preferred, C-3 Preferred or C-4 Preferred, respectively, from electing their Designated Director, and (ii) increase the number of directors comprising the Board of Directors, in each case, (x) prior to the C-1C Termination Time, by the vote of a majority of the Designated Directors elected by the holders of the C-1A Preferred (if any), C-1B Preferred (if any) and C-1C Preferred and the vote of a majority of the other members of the Board of Directors and (y) from and after the C-1C Termination Time, by the affirmative vote of a majority of the members of the Board of Directors.

(b)           Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors (other than the Series C Preferred Stock), the Board of Directors (including the Designated Directors) shall be and is divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors.

(c)           Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors (other than the Series C Preferred Stock), each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the Effective Time; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the Effective Time; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the Effective Time; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

(d)           Initial Directors. The following sets forth the names and mailing addresses of the persons who are to serve as the initial directors in accordance with the terms and conditions of this Section 2 of this Article XI, and, if applicable, the Applicable Series of Series C Preferred Stock that elected such director pursuant to Section 5(b) of Article VII:

Class	Applicable Series of Series C Preferred Stock	Name	Address
Class I	C-4 Preferred	Aldo Belloni	6 State Route 173 Clinton, NJ 08809
Class I	C-1A Preferred	Michael Flaherman	6 State Route 173 Clinton, NJ 08809
Class I	C-3 Preferred	Bryan Roberts	6 State Route 173 Clinton, NJ 08809
Class II	C-2 Preferred	Robert Nelsen	6 State Route 173 Clinton, NJ 08809
Class II	C-1B Preferred	Randy Thurman	6 State Route 173 Clinton, NJ 08809
Class II	Not Applicable	Lota Zoth	6 State Route 173 Clinton, NJ 08809
Class III	Not Applicable	Howard Pien	6 State Route 173 Clinton, NJ 08809
Class III	C-1C Preferred	Alok Singh	6 State Route 173 Clinton, NJ 08809
Class III	Not Applicable	Daniel Tassé	6 State Route 173 Clinton, NJ 08809

SECTION 3.           QUORUM.

The greater of (a) a majority of the directors at any time in office and (b) one third of the number of directors fixed pursuant to Section 2(a) of this Article XI shall constitute a quorum of the Board of Directors.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

SECTION 4.           ACTION AT MEETING.

Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

SECTION 5.           NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

Subject to the rights of the holders of the Series C Preferred Stock or any other series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, removal from office or any other cause shall, unless otherwise required by law or resolution of the Board of Directors, be filled only by the Board of Directors (x) prior to the C-1C Termination Time, by the vote of a majority of the Designated Directors elected by the holders of the C-1A Preferred (if any), C-1B Preferred (if any) and C-1C Preferred and the vote of a majority of the other members of the Board of Directors and (y) from and after the C-1C Termination Time, by the vote of a majority of the members of the Board of Directors.  A director elected to fill a newly created directorship or other vacancy shall hold office until such director’s successor has been duly elected or until his or her earlier death, resignation or removal as provided in this Certificate of Incorporation.

SECTION 6.           REMOVAL OF DIRECTORS.

(a)           Subject to the rights of the holders of the Series C Preferred Stock or any other series of Preferred Stock then outstanding, (i) prior to the Series C Transition Time, any director may be removed, with or without cause, from office at any time by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a single class; provided, however, that prior to the C-1A Termination Time, C-1B Termination Time, C-1C Termination Time, C-2 Termination Time, C-3 Termination Time or C-4 Termination Time, as applicable, any Designated Director of the C-1A Preferred, C-1B Preferred, C-1C Preferred, C-2 Preferred, C-3 Preferred or C-4 Preferred, respectively, may only be removed without cause by the vote of the holders of more than 50% of the issued and outstanding shares of the Applicable Series of the Series C Preferred Stock, voting as a separate class, and (ii) from and after the Series C Transition Time, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of Common Stock; provided, however, that prior to the C-1A Termination Time, C-1B Termination Time, C-1C Termination Time, C-2 Termination Time, C-3 Termination Time or C-4 Termination Time, as applicable, any Designated Director of the C-1A Preferred, C-1B Preferred, C-1C Preferred, C-2 Preferred, C-3 Preferred or C-4 Preferred, respectively, may also be removed without cause only by the vote of the holders of more than 50% of the issued and outstanding shares of the Applicable Series of the Series C Preferred Stock, voting as a separate class.

(b)           The right of the respective holders of the Applicable Series of the Series C Preferred Stock to remove directors as described in Section 6(a) of this Article XI may be exercised either at a special meeting of the holders of the Applicable Series of the Series C Preferred Stock, at any annual meeting of stockholders of the Corporation held for the purpose of electing directors, or by written consent of the holders of the Applicable Series of the Series C Preferred Stock acting without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

SECTION 7.           WRITTEN BALLOT NOT REQUIRED.

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

SECTION 8.           STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC.

Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

SECTION 9.           AMENDMENTS TO ARTICLE.

Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XI.

ARTICLE XII
NO ACTION BY WRITTEN CONSENT

Except as set forth in Section 5(d) of Article VII and Section 6(b) of Article XI, stockholders of the Corporation may not take any action by written consent in lieu of a meeting.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XII.

ARTICLE XIII
SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board, the Lead Director (as may be designated by the Board of Directors) or the Chief Executive Officer, and may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XIII.

ARTICLE XIV
SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 203 of the General Corporation Law of the State of Delaware, as it may be amended from time to time, shall (a) prior to the Series C Transition Time, not apply to the Corporation and (b) from and after the Series C Transition Time, apply to the Corporation in accordance with its terms.

ARTICLE XV
DEFINITIONS; HEADINGS

(a)           For the purposes of this Certificate of Incorporation, the following definitions shall apply:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (and for this purpose, the term “control” means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by contract or otherwise (and the terms “controlling” and “controlled” have meanings correlative to the foregoing)).

“Applicable Series of the Series C Preferred Stock” means the C-1A Preferred, the C-1B Preferred, the C-1C Preferred, the C-2 Preferred, the C-3 Preferred or the C-4 Preferred, as applicable.

“Beneficially Owned” shall mean beneficially owned as determined in accordance with Securities Exchange Act Rule 13d-3.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

“C-1 Holders” means, at a time of determination, the C-1A Holders, the C-1B Holders and the C-1C Holders, and “C-1 Holder” means, at such time of determination, any one of the foregoing.

“C-1 Initial Holders” means New Mountain Partners II, L.P., Allegheny New Mountain Partners, L.P. and New Mountain Affiliated Investors II, L.P., and a “C-1 Initial Holder” means any one of the foregoing.

“C-1 Transferees” means, at a time of determination, the C-1A Transferees, the C-1B Transferees and the C-1C Transferees, and “C-1 Transferee” means, at such time of determination, any one of the foregoing.

“C-1A Director” has the meaning set forth in Section 5(b)(i) of Article VII.

“C-1A Holder” means, at a time of determination, a C-1 Initial Holder or a Person to whom shares of C-1A Preferred are Transferred in a Transfer described in clause (w) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-1A Preferred at such time.

“C-1A Preferred” has the meaning set forth in Article VI.

“C-1A Termination Time” has the meaning set forth in Section 5(b)(i) of Article VII.

“C-1A Transferee” means, at a time of determination, a Person to whom shares of C-1A Preferred are Transferred in accordance with clause (x) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-1A Preferred at such time.

“C-1B Director” has the meaning set forth in Section 5(b)(ii) of Article VII.

“C-1B Holder” means, at a time of determination, a C-1 Initial Holder or a Person to whom shares of C-1B Preferred are Transferred in a Transfer described in clause (w) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-1B Preferred at such time.

“C-1B Preferred” has the meaning set forth in Article VI.

“C-1B Termination Time” has the meaning set forth in Section 5(b)(ii) of Article VII.

“C-1B Transferee” means, at a time of determination, a Person to whom shares of C-1B Preferred are Transferred in accordance with clause (y) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-1B Preferred at such time.

“C-1C Director” has the meaning set forth in Section 5(b)(iii) of Article VII.

“C-1C Holder” means, at a time of determination, a C-1 Initial Holder or a Person to whom shares of C-1C Preferred are Transferred in a Transfer described in clause (w) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-1C Preferred at such time.

“C-1C Preferred” has the meaning set forth in Article VI.

“C-1C Termination Time” has the meaning set forth in Section 5(b)(iii) of Article VII.

“C-1C Transferee” means, at a time of determination, a Person to whom shares of C-1C Preferred are Transferred in accordance with clause (z) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-1C Preferred at such time.

“C-2 Director” has the meaning set forth in Section 5(b)(iv) of Article VII.

“C-2 Holder” means, at a time of determination, the C-2 Initial Holder or a Person to whom shares of C-2 Preferred are Transferred in a Transfer described in clause (w) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-2 Preferred at such time.

“C-2 Initial Holder” means ARCH Venture Fund VI, L.P.

“C-2 Preferred” has the meaning set forth in Article VI.

“C-2 Termination Time” has the meaning set forth in Section 5(b)(iv) of Article VII.

“C-3 Director” has the meaning set forth in Section 5(b)(v) of Article VII.

“C-3 Holder” means, at a time of determination, a C-3 Initial Holder or a Person to whom shares of C-3 Preferred are Transferred in a Transfer described in clause (w) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-3 Preferred at such time.

“C-3 Initial Holders” means Venrock Associates IV, L.P., Venrock Partners, L.P. and Venrock Entrepreneurs Fund IV, L.P., and a “C-3 Initial Holder” means any one of the foregoing.

“C-3 Preferred” has the meaning set forth in Article VI.

“C-3 Termination Time” has the meaning set forth in Section 5(b)(v) of Article VII.

“C-4 Director” has the meaning set forth in Section 5(b)(v) of Article VII.

“C-4 Holders” means, at a time of determination, the C-4 Initial Holder or a Person to whom shares of C-4 Preferred are Transferred in a Transfer described in clause (w) of Section 6(a)(ii)(1) of Article VII, in each case who holds shares of C-4 Preferred at such time.

“C-4 Initial Holder” means Linde North America, Inc.

“C-4 Preferred” has the meaning set forth in Article VI.

“C-4 Termination Time” has the meaning set forth in Section 5(b)(vi) of Article VII.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” has the meaning set forth in Article IV.

“Convertible Securities” means (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into, or exercisable or exchangeable for, Common Stock (directly or indirectly) and (iii) any options or warrants to purchase or other rights to acquire any such convertible, exercisable or exchangeable securities.

“Corporation” has the meaning set forth in Article I.

“Designated Director” means a member of the Board of Directors that was elected exclusively by the vote of one of the Applicable Series of the Series C Preferred Stock.

“Effective Time” means the time this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

“Investor Stockholders Agreement” means the Investor Stockholders Agreement, dated March 28, 2007, by and among the Corporation, the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock, as such agreement may be amended from time to time as provided in such agreement.  A copy of the Investor Stockholders Agreement will be made available without charge to any stockholder upon request.

“Junior Securities” means, with respect to the Series C Preferred Stock, each class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by its terms expressly provides that it will rank junior to the Series C Preferred Stock with respect to the distribution of assets upon Liquidation.  This definition of Junior Securities shall include any Convertible Securities exercisable or exchangeable for or convertible into any Junior Securities.

“Liquidation” has the meaning set forth Section 4(a) of Article VII.

“Liquidation Preference” means, with respect to a share of Series C Preferred Stock, $0.3333 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Applicable Series of the Series C Preferred Stock).

“Parity Securities” means, with respect to the Series C Preferred Stock, each class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by its terms expressly provides that it will rank on a parity with the Series C Preferred Stock with respect to the distribution of assets upon any Liquidation.  This definition of Parity Securities shall include any Convertible Securities exercisable or exchangeable for or convertible into any Parity Securities.

“Person” means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity of any kind.

“Preferred Stock” has the meaning set forth in Article IV.

“Quarterly Outstanding Common Shares” means, for any time of determination, the number of shares that were set forth as outstanding on the cover of the Corporation’s then most recently filed Annual Report on form 10-K or Quarterly Report on Form 10-Q, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” means, with respect to the Series C Preferred Stock, each class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by its terms expressly provides that it will rank senior to the Series C Preferred Stock with respect to the distribution of assets upon any Liquidation.  This definition of Senior Securities shall include any Convertible Securities exercisable or exchangeable for or convertible into any Senior Securities.

“Series C Initial Holders” means the C-1 Initial Holders, the C-2 Initial Holder, the C-3 Initial Holders and the C-4 Initial Holder, and “Series C Initial Holder” means any one of the foregoing.

“Series C Preferred Stock” has the meaning set forth in Article VI.

“Series C Transition Time” means the first time that the aggregate number of shares of Common Stock then Beneficially Owned by the C-1 Holders constitutes less than 15% of the Quarterly Outstanding Common Shares.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Transfer” of a share of Series C Preferred Stock shall mean to sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of such share or to grant any option or right to purchase such share or any legal or beneficial interest therein or to enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such share, in each case whether or not for value and whether voluntary or involuntary or by operation of law (including by merger).  A “Transfer” shall be deemed to occur with respect to shares of Series C Preferred Stock held by a trust or other Person when a  Series C Initial Holder ceases to have sole Voting Control with respect to the shares, including as the result of the death of a  Series C Initial Holder. A “Transfer” shall also include, without limitation, a transfer of a share of Series C Preferred Stock into the name of a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Series C Preferred Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article XV: (1) granting of or maintaining a proxy to one or more officers or directors of the Corporation at the request, or with the consent, of the Board of Directors; or (2) entering into or maintaining a voting trust, voting agreement or voting arrangement (with or without granting a proxy) solely pursuant to or as contemplated by the Investor Stockholders Agreement.

“Transferred Common Shares” has the meaning set forth in Section 6(a)(ii)(1) of Article VII.

“Voting Control” with respect to a share of Series C Preferred Stock shall mean the power to vote or direct the voting of such share of Series C Preferred Stock by proxy, voting agreement, or otherwise.

(b)           The headings of the sections, paragraphs, subparagraphs, clauses and sub-clauses included in this Certificate of Incorporation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this        day of                     , 2010.

IKARIA, INC.

/s/
Name: Matthew M. Bennett
Title: Senior Vice President and Secretary